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                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in this registration statement of HMI Industries Inc. (the "Company") on Form S-8 with respect to 500,000 shares of the Company's Common Stock issuable under the Health-Mor Inc. 1992 Omnibus Long-Term Compensation Plan of our report dated December 29, 1997, on our audits of the consolidated financial statements and financial statement schedule of the Company, as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, included in the Annual Report of HMI Industries on Form 10-K, as amended, for the period ended September 30, 1997 as filed with the Securities and Exchange Commission.




                                                    /s/ COOPERS & LYBRAND L.L.P.




Cleveland, Ohio

February 26, 1998